Registrant Name:   Vanguard Variable Insurance Fund
CIK:   0000857490
File Number: 811- 5962
Series: 6


The Vanguard Group on Friday, June 22, 2001, announced the appointment of Alliance Capital
Management L.P. as the new investment adviser to Vanguard Variable Insurance Fund-Growth
Portfolio (series 6).